EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
First Charter Corporation:
We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-66354) of First Charter Corporation, relating to the First Charter Corporation Retirement Savings Plan (the “Plan”), of our report dated April 28, 2008, with respect to the statements of net assets available for plan benefits as of December 31, 2007 and 2006, and the statement of changes in net assets available for plan benefits for the year ended December 31, 2007, and the related supplemental schedule, Schedule H, Line 4i — Schedule of Assets (Held at End of Year), as of December 31, 2007 which report appears in the Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2007.
/s/ KPMG LLP
Charlotte, North Carolina
April 28, 2008

13